EXHIBIT 21.1

BERKSHIRE HATHAWAY ENERGY COMPANY

SUBSIDIARIES AND JOINT VENTURES

Pursuant to Item 601(b)(21)(ii) of Regulation S-K, we have omitted certain subsidiaries (all of which, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of the end of our last fiscal year).

PPW Holdings LLC	Delaware
PacifiCorp	Oregon
MidAmerican Funding, LLC	Iowa
MHC Inc.	Iowa
MidAmerican Energy Company	Iowa
NVE Holdings, LLC	Delaware
NV Energy, Inc.	Nevada
Nevada Power Company	Nevada
Sierra Pacific Power Company	Nevada
Northern Powergrid Holdings Company	United Kingdom
Northern Powergrid UK Holdings	United Kingdom
Yorkshire Power Group Limited	United Kingdom
Yorkshire Electricity Group plc.	United Kingdom
Northern Powergrid (Yorkshire) plc.	United Kingdom
BHE Pipeline Group, LLC	Delaware
BHE GT&S, LLC	Delaware
Eastern Energy Gas Holdings, LLC	Virginia
BHE Canada Holdings Corporation	Canada
BHE U.S. Transmission, LLC	Delaware
BHE Renewables, LLC	Delaware
HomeServices of America, Inc.	Delaware